UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2015 (September 25, 2015)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000 Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On September 25, 2015, Sanchez Energy Corporation (the “Company”) and SN Catarina, LLC, a wholly-owned subsidiary of the Company (“Seller”), executed a definitive purchase and sale agreement (the “Purchase Agreement”) to sell Seller’s interests in Catarina Midstream, LLC, a wholly-owned subsidiary of Seller (“Midstream”), which (i) owns certain midstream gathering lines and associated assets and interests located in Dimmit County and Webb County, Texas and, (ii) as of the closing, will own 105,263 common units of Sanchez Production Partners LP (“Buyer”), to Buyer for approximately $345.8 million in cash, subject to closing and post-closing adjustments (the “Transaction”).  The Transaction is expected to close in October 2015, subject to certain closing conditions.  In connection with the closing of the Transaction, Seller and Midstream will enter into a gathering agreement for an initial term of 15 years under which production from approximately 35,000 acres in Dimmit County and Webb County, Texas will be dedicated for gathering by Midstream.  In addition, for the first five years of the gathering agreement, Seller will be required to meet a minimum delivery commitment of 10,200 barrels per day of liquids and 142,000 Mcf per day of gas, subject to certain adjustments.

The Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing adjustments that are typical for this type of transaction.  Such representations, warranties, covenants, indemnifications and other provisions were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Purchase Agreement should not be relied upon as constituting a description of the actual state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Antonio R. Sanchez, III, is the Company’s President and Chief Executive Officer and is a member of the board of directors of both the Company and of the general partner of Buyer.  Sanchez Oil and Gas Corporation (“SOG”) is a private company that provides certain services to both the Company and Buyer.  Antonio R. Sanchez, Jr., the father of Antonio R. Sanchez, III, is a member of the board of directors of the Company and both are officers and directors of SOG.  Patricio D. Sanchez, the son of Antonio R. Sanchez, Jr. and brother of Antonio R. Sanchez, III, is an officer of SOG and an officer and director of the general partner of Buyer.  Eduardo A. Sanchez, the son of Antonio R. Sanchez, Jr. and brother of Antonio R. Sanchez, III and Patricio D. Sanchez, is a director of the general partner of Buyer.  Antonio R. Sanchez, Jr., Antonio R. Sanchez, III, Patricio D. Sanchez and Eduardo A. Sanchez all directly or indirectly own certain equity interests in the Company, Buyer and SOG.

The Transaction was reviewed and approved by the board of directors of the Company following review and approval by the board’s audit committee, which is composed entirely of independent directors.  Evercore Group L.L.C. acted as sole financial advisor to the board’s audit committee.  Richards, Layton & Finger, P.A. served as counsel to the audit committee and Akin Gump Strauss Hauer & Feld LLP represented the Company in connection with the negotiation for the Transaction.

The summary of the Purchase Agreement set forth above does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 7.01.                Regulation FD Disclosure.

On September 28, 2015, the Company issued a press release and released a corporate investor presentation dated September 2015 with respect to the Transaction.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and the corporate investor presentation is available on the Company’s website at www.sanchezenergycorp.com under the “Investors” and then “Presentations” links or http://investor.sanchezenergycorp.com/phoenix.zhtml?c=248475&p=irol-presentations. The information on the website is not incorporated by reference into this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated September 25, 2015, by and among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez Production Partners LP.*

99.1	Press release dated September 28, 2015 announcing the Transaction.

*                 The exhibits and schedules to the Purchase and Sale Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of such omitted exhibits and schedules to the Securities and Exchange Commission upon request.  Descriptions of such exhibits and schedules are set forth on page iii of the Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: September 29, 2015	By:	/s/ G. Gleeson Van Riet
		Name:	G. Gleeson Van Riet
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated September 25, 2015, by and among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez Production Partners LP.*

99.1	Press release dated September 28, 2015 announcing the Transaction.

*                 The exhibits and schedules to the Purchase and Sale Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of such omitted exhibits and schedules to the Securities and Exchange Commission upon request.  Descriptions of such exhibits and schedules are set forth on page iii of the Purchase and Sale Agreement.